COMBINATION AGREEMENT

                dated as of August 31, 1995

                           among

               ORBITAL SCIENCES CORPORATION,

                    3173623 CANADA INC.

                            and

          MACDONALD, DETTWILER AND ASSOCIATES LTD.

ARTICLE 1  DEFINITIONS                                             1
          1.1.  CROSS REFERENCE TABLE OF CERTAIN DEFINED TERMS     1
          1.2.  DEFINITIONS OF CERTAIN ADDITIONAL TERMS            3
                 1.2.1.  CODE                                      3
                 1.2.2.  CONSOLIDATED TAX                          3
                 1.2.3.  EFFECTIVE DATE                            3
                 1.2.4.  EXCHANGE ACT                              3
                 1.2.5.  MDA MATERIAL ADVERSE EFFECT               3
                 1.2.6.  ORBITAL MATERIAL ADVERSE EFFECT           3
                 1.2.7.  RETURN                                    3
                 1.2.8.  SECURITIES ACT                            3
                 1.2.9.  SEC                                       3
                 1.2.10.  SUBSIDIARY                               3
                 1.2.11.  TAX                                      4

ARTICLE 2  GENERAL                                                 4
          2.1.  PLAN OF ARRANGEMENT                                4
          2.2.  VOTING AND EXCHANGE TRUST AGREEMENT                5
          2.3.  SUPPORT AGREEMENT                                  6
          2.4.  CLOSING, CLOSING DATE AND EFFECTIVE TIME           6
          2.5.  HOLDING COMPANY AGREEMENTS.                        6
          2.6.  CONTEMPORANEOUS TRANSACTIONS                       6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF MDA                   6
          3.1.  DUE ORGANIZATION, AUTHORIZATION AND GOOD STANDING
          OF MDA                                                   6
          3.2.  NO VIOLATION OR APPROVAL                           7
          3.3.  CAPITAL STOCK                                      7
          3.4.  SUBSIDIARIES                                       8
          3.5.  SECURITIES LAW FILINGS.                            8
          3.6.  FINANCIAL STATEMENTS, ETC.                         9
          3.7.  ABSENCE OF CHANGES; OPERATIONS IN THE ORDINARY
          COURSE                                                   9
          3.8.  TAXES                                             11
          3.9.  PROPERTIES                                        12
          3.10.  CUSTOMERS, DISTRIBUTORS AND SUPPLIERS            12
          3.11.  OPERATIONS IN CONFORMITY WITH LAW, ETC           13
          3.12.  LITIGATION                                       13
          3.13.  EMPLOYEE MATTERS; BENEFIT PLANS                  14
          3.14.  LABOR RELATIONS                                  15
          3.15.  GOVERNMENT CONTRACTS AND SUBCONTRACTS            15
          3.16.  LICENSES, ETC.                                   15
          3.17.  ENVIRONMENTAL MATTERS                            16
          3.18.  CONTRACTUAL OBLIGATIONS, ETC                     16
          3.19.  EARTHWATCH AGREEMENT.                            17
          3.20.  AFFILIATED TRANSACTIONS                          18
          3.21.  PATENTS, TRADEMARKS, ETC                         18
          3.22.  INSURANCE                                        18
          3.23.  CUSTOMER WARRANTY COVERAGE                       18
          3.24.  POOLING                                          18
          3.25.  CERTAIN AGREEMENTS                               18
          3.26.  OPINION OF FINANCIAL ADVISOR                     19
          3.27.  BROKERS, FINDERS, ETC                            19
          3.28.  DISCLOSURE; PROVISION OF INFORMATION             19

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF ORBITAL AND
               ACQUISITION                                        20
          4.1.  DUE ORGANIZATION, AUTHORIZATION AND GOOD STANDING
          OF ORBITAL AND ACQUISITION                              20
          4.2.  NO VIOLATION OR APPROVAL                          21
          4.3.  CAPITAL STOCK                                     21
          4.4.  SEC REPORTS                                       22
          4.5.  FINANCIAL STATEMENTS, ETC.                        22
          4.6.  ABSENCE OF CHANGES                                23
          4.7.  POOLING                                           23
          4.8.  OPERATIONS IN CONFORMITY WITH LAW, ETC.           23
          4.9.  LITIGATION                                        23
          4.10.  GOVERNMENT CONTRACTS AND SUBCONTRACTS            23
          4.11.  ENVIRONMENTAL MATTERS                            24
          4.12.  DISCLOSURE                                       24

ARTICLE 5  CERTAIN COVENANTS                                      25
          5.1.  PREPARATION OF PROXY STATEMENT AND NO ACTION
          REQUEST; OTHER FILINGS AND SUBMISSIONS                  25
          5.2.  SHAREHOLDERS' MEETING                             26
          5.3.  EXCLUSIVITY; ACQUISITION PROPOSALS                26
          5.4.  AMENDMENT TO PLAN OF ARRANGEMENT                  27
          5.5.  PUBLIC ANNOUNCEMENTS                              27
          5.6.  NOTIFICATION OF CERTAIN MATTERS                   27
          5.7.  OTHER LIMITATIONS ON CONDUCT OF BUSINESS PRIOR TO
          THE EFFECTIVE TIME                                      28
          5.8.  EXERCISE OF CALL RIGHT                            28
          5.9.  ACCESS TO INFORMATION                             28
          5.10.  POST EFFECTIVE DATE REPORTING                    28
          5.11.  NO ACTION REQUEST                                29
          5.12.  INDEMNIFICATION                                  29
          5.13.  TAX FILINGS.                                     30
          5.14.  FURTHER ASSURANCES                               30

ARTICLE 6  CONDITIONS PRECEDENT                                   31
          6.1.  CONDITIONS PRECEDENT TO MDA'S OBLIGATION TO
          EFFECT THE ARRANGEMENT                                  31
                 6.1.1.  REPRESENTATIONS; COVENANTS; CERTIFICATE  31
                 6.1.2.  OPINION OF COUNSEL FOR ORBITAL           31
                 6.1.3.  PRICE OF ORBITAL STOCK                   31
          6.2.  CONDITIONS PRECEDENT TO OBLIGATIONS OF ORBITAL    31
                 6.2.1.  REPRESENTATIONS; COVENANTS; CERTIFICATE  31
                 6.2.2.  OPINION OF COUNSEL FOR MDA               32
                 6.2.3.  MDA RIGHTS PLAN.                         32
                 6.2.4.  AFFILIATE AGREEMENTS                     32
                 6.2.5.  EMPLOYMENT AGREEMENTS                    32
                 6.2.6.  APPRAISAL RIGHTS                         32
                 6.2.7.  POOLING OF INTERESTS ACCOUNTING
                 TREATMENT                                        32
                 6.2.8.  REQUIRED CONSENTS                        32
                 6.2.9  PRICE OF ORBITAL STOCK                    33
          6.3.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
                PARTY                                             33
                 6.3.1.  SHAREHOLDER APPROVAL                     33
                 6.3.2.  GOVERNMENTAL AND COURT APPROVALS         33
                 6.3.3.  NO ACTION REQUEST/REGISTRATION STATEMENT 33
                 6.3.4.  INJUNCTIONS                              34
                 6.3.5.  NASDAQ/NMS LISTING APPROVAL              34

ARTICLE 7  MISCELLANEOUS                                          34
          7.1.  TERMINATION                                       34
          7.2.  AMENDMENTS AND SUPPLEMENTS                        35
          7.3.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                AGREEMENTS                                        36
          7.4   OTHER PAYMENTS                                    36
          7.5.  EXPENSES                                          36
          7.6.  GOVERNING LAW                                     36
          7.7.  NOTICE                                            36
          7.8A.  ENTIRE AGREEMENT, ASSIGNABILITY, ETC             38
          7.8.  COUNTERPARTS                                      39



                          EXHIBITS

EXHIBIT 2.1         FORM OF PLAN OF ARRANGEMENT

EXHIBIT 2.1.2       FORM OF HOLDING COMPANY AGREEMENT

EXHIBIT 2.2         FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

EXHIBIT 2.3         FORM OF SUPPORT AGREEMENT

EXHIBIT 3.18        FORM OF EMPLOYMENT AGREEMENTS

EXHIBIT 6.2.4(A)    FORM OF AFFILIATES AGREEMENT -- GENERAL

EXHIBIT 6.2.4(B)    FORM OF AFFILIATES AGREEMENT -- SPAR
                    AEROSPACE LIMITED

EXHIBIT 6.2.5       FORM OF CHANGE OF CONTROL AGREEMENT

EXHIBIT 7.1(H)      FORM OF VOTING AGREEMENT AND IRREVOCABLE
                    PROXY
                   COMBINATION AGREEMENT

     COMBINATION AGREEMENT (the "Agreement") dated as of August 31, 1995, among Orbital Sciences Corporation, a corporation incorporated under the laws of the State of Delaware ("Orbital"), 3173623 Canada Inc., a corporation incorporated under the laws of Canada and a wholly owned subsidiary of Orbital ("Acquisition"), and MacDonald, Dettwiler and Associates Ltd., a corporation incorporated under the laws of Canada ("MDA").

     WHEREAS, the respective Boards of Directors of Orbital, Acquisition and MDA have approved the transactions contemplated by this Agreement and the Board of Directors of MDA has agreed to submit the Plan of Arrangement (as defined in Section 2.1) and the other transactions contemplated hereby to its shareholders and holders of certain employee stock options for approval;

     WHEREAS, Orbital, Acquisition and MDA intend the transactions described in the Plan of Arrangement to be treated as a "pooling of interests" under generally accepted accounting principles in the United States; and

     WHEREAS, it is the current intention of Orbital to operate
MDA as a separate division of Acquisition.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, Orbital, Acquisition and MDA hereby agree as follows:


                         ARTICLE 1
                        DEFINITIONS

     Certain terms are used in this Agreement as specifically defined herein.

     1.1 Cross Reference Table of Certain Defined Terms. The following terms are defined in the Sections set forth below, and shall have the respective meanings therein defined:

     Term                               Section

     "Acquisition"                      Preamble
     "Acquisition Transaction"          Section 5.3
     "Affiliate"                        Section 6.2.4
     "Affiliate Agreements"             Section 6.2.4
     "Agreement"                        Preamble
     "Arrangement"                      Section 2.1
     "Average Closing Price"            Section 2.1.2
     "CBCA"                             Section 2.1
     "Canadian GAAP"                    Section 3.6
     "Charter Documents"                Section 3.1
     "Class B Preferred Shares"         Section 2.1.4
     "Closing"                          Section 2.4
     "Closing Date"                     Section 2.4
     "Contract"                         Section 3.18
     "Contractual Obligations"          Section 3.18
     "Court"                            Section 2.1
     "EarthWatch Agreement"             Section 3.19
     "Effective Time"                   Section 2.4
     "Employment Agreements"            Section 3.18
     "EOS"                              Section 3.3
     "ERISA"                            Section 3.13
     "Exchange Ratio"                   Section 2.1.2
     "Exchangeable Shares"              Section 2.1.1
     "Final Order"                      Section 2.1
     "Financial Statements"             Section 3.5
     "Government Contract"              Section 3.16
     "Government Subcontract"           Section 3.16
     "Hazardous Substance"              Section 3.17
     "Holding Company Agreement"        Section 2.1.2
     "Intellectual Property Rights"     Section 3.21
     "Interim Order"                    Section 2.1
     "Lien"                             Section 3.4
     "MDA"                              Preamble
     "MDA Common Shares"                Section 2.1.2
     "MDA Disclosure Schedule"          Section 3.1
     "MDA Options"                      Section 2.1.3
     "MDA 1988 Options"                 Section 2.1
     "Multiemployer Plan"               Section 3.13
     "No Action Request"                Section 3.28
     "Orbital"                          Preamble
     "Orbital Common Shares"            Section 2.1.3
     "Orbital Disclosure Schedule"      Section 4.2
     "Orbital Financial Statements"     Section 4.5
     "PCBs"                             Section 3.17
     "PSC"                              Section 3.3
     "Plans"                            Section 3.13
     "Plan of Arrangement"              Section 2.1
     "Pooling of Interests"             Preamble
     "Proxy Circular"                   Section 3.28
     "Registration Statement"           Section 3.28
     "Replacement Options"              Section 2.1.3
     "Rights"                           Section 2.1.2
     "SEC Reports"                      Section 4.4
     "Securities Reports"               Section 3.5
     "Shareholder Meeting"              Section 5.2
     "Shareholders' Meeting Date"       Section 5.2
     "Support Agreement"                Section 2.3
     "Trustee"                          Section 2.2
     "US GAAP"                          Section 4.5
     "Voting Trust Agreement"           Section 2.2

     1.2. Definitions of Certain Additional Terms. The following terms shall have the meanings set forth below:

          1.2.1.  "Code" means the United States Internal Revenue
     Code of 1986, as amended.

          1.2.2. Consolidated Tax" means any Canadian and United States Federal income Tax and any provincial, state, local or foreign income or corporate franchise Tax imposed on any affiliated, combined or unitary group of corporations (or the common parent of any such group of corporations) that included or was required to include MDA for any taxable year ending on or before the Closing Date.

          1.2.3. "Effective Date" shall mean the date on which the Effective Time occurs.

          1.2.4.  "Exchange Act" shall mean the United States
     Securities Exchange Act of 1934, as amended.

          1.2.5. "MDA Material Adverse Effect" shall mean an effect that does or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of MDA and its Subsidiaries, taken as a whole.

          1.2.6. "Orbital Material Adverse Effect" shall mean an effect that does or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of Orbital and its Subsidiaries, taken as a whole.

          1.2.7. "Return" means any return, amended return, declaration, report, estimate, information return (e.g. United States Internal Revenue Service Form 1099 and 5500), closing agreement, or statement required or permitted to be filed under the laws of any jurisdiction in respect of any Tax.

          1.2.8.  "Securities Act" shall mean the United States
     Securities Act of 1933, as amended.

          1.2.9. "SEC" shall mean the United States Securities and Exchange Commission.

          1.2.10. "Subsidiary" shall mean, with respect to any corporation, any other corporation, association, or other business entity a majority (by number of votes) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by such corporation.

          1.2.11. "Tax" means any Canadian or United States Federal, provincial, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.


                         ARTICLE 2
                          GENERAL

     2.1. Plan of Arrangement. MDA agrees that it shall, as soon as reasonably practical, apply to the Supreme Court of British Columbia (the "Court") pursuant to Section 192 of the Canada Business Corporations Act, as amended (the "CBCA") for an interim order in form and substance reasonably satisfactory to Orbital (the "Interim Order") providing for, among other things, the calling and holding of a special meeting of the shareholders of MDA (voting together as one class) and the holders of options to purchase MDA Common Shares pursuant to the MDA Key Employee Stock Option Plan 1988 or the MDA Employee Stock Option Plan 1988 (collectively, the "MDA 1988 Options") (voting separately from the shareholders of MDA as a second class) for the purpose of considering and, if deemed advisable, approving a plan of arrangement involving MDA and Acquisition substantially in the form attached as Exhibit 2.1 (the "Arrangement" or "Plan of Arrangement"), the principal terms of which include:

          2.1.1. the designation and authorization of a class of preferred stock of Acquisition (the "Exchangeable Shares") that will have the rights, privileges and restrictions, and be subject to the conditions, set forth in Appendix A of the Plan of Arrangement;

          2.1.2. an exchange of shares whereby (i) all outstanding common shares of MDA ("MDA Common Shares"), other than MDA Common Shares held by holding companies referred to in clause (ii) of this subsection, together with all rights (the "Rights") associated with such MDA Common Shares under that certain Amended and Restated Shareholder Protection Rights Plan Agreement dated as of August 27, 1992 as amended through the date hereof, between MDA and Montreal Trust Company of Canada, shall be exchanged for the number of Exchangeable Shares per MDA Common Share equal to the quotient (the "Exchange Ratio") of U.S.$5.41 divided by the average closing sales price of Orbital common stock, par value U.S.$ .01 per share (the "Orbital Common Shares"), for the twenty trading days ending on the date four trading days prior to the Effective Date, as reported on the Nasdaq National Market System (the "Average Closing Price"), provided, however, that in no event shall the Exchange Ratio be less than .2705 or greater than .3607; and (ii) all outstanding shares of each newly formed holding company with no assets other than MDA Common Shares (together with all Rights) and all of the shares of which are owned by a party who has entered into an agreement with Acquisition substantially in the form of Exhibit 2.1.2 hereto (a "Holding Company Agreement") pursuant to the provisions of
     Section 2.5 hereof and has performed such agreement to the satisfaction of Acquisition in its sole discretion, will be exchanged for a number of Exchangeable Shares equal to the product of the Exchange Ratio multiplied by the number of MDA Common Shares owned by such holding company; in each case such Exchangeable Shares to be thereafter exchangeable for Orbital Common Shares on a one-for-one basis (subject to certain adjustments pursuant to the Plan of Arrangement), at the option of the holder, during the periods, at the times and subject to the conditions set forth in Article 2 of the Plan of Arrangement;

          2.1.3. the conversion of each outstanding MDA employee stock option, including the MDA 1988 Options, (collectively the "MDA Options"), into an option (collectively, the "Replacement Options") to purchase a number of Orbital Common Shares determined by multiplying the number of MDA Common Shares subject to such MDA Option times the Exchange Ratio, each Replacement Option having an exercise price per share equal to the exercise price per share of such MDA Option immediately prior to the Effective Time divided by the Exchange Ratio, and having the same vesting, expiration and other terms as such MDA Option, all in accordance with the terms of the plan governing such MDA Option or the Plan of Arrangement; and

          2.1.4. the issuance of 10,000 Class B Preferred Shares of Acquisition (the "Class B Preferred Shares") to Canadian Imperial Bank of Commerce as partial consideration for investment banking services rendered in connection with the Arrangement.

     The foregoing is only a summary of the Plan of Arrangement.
The terms, conditions and procedures for accomplishing the exchange of shares are set forth in the Plan of Arrangement and the Appendices thereto and the foregoing is qualified by reference thereto.

     If approval of the Plan of Arrangement by the shareholders of MDA and the holders of MDA 1988 Options is obtained, MDA shall promptly take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving such Arrangement (the "Final Order").

     2.2. Voting and Exchange Trust Agreement. Prior to the Closing, Orbital, Acquisition and The First National Bank of Boston or a bank or trust company to be selected by Orbital and approved by Acquisition and MDA as trustee (the "Trustee"), shall execute and deliver a Voting and Exchange Trust Agreement in substantially the form set forth as Exhibit 2.2 hereto, with such changes and additions thereto as may be reasonably requested by the Trustee (as so executed, the "Voting Trust Agreement"). Orbital shall deposit with the Trustee one share of a newly created class of Orbital preferred stock having such voting rights, privileges and preferences as may be required to secure the voting rights relating to the Orbital Common Shares granted for the benefit of the holders of the Exchangeable Shares, such share to be held by the Trustee in accordance with the Voting Trust Agreement.

     2.3.  Support Agreement.  Prior to the Closing, Orbital and
Acquisition shall execute and deliver the Support Agreement (the
"Support Agreement") in substantially the form set forth as
Exhibit 2.3.

     2.4. Closing, Closing Date and Effective Time. The execution and delivery of the documents required to effectuate the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Farris, Vaughan, Wills & Murphy, 700 West Georgia Street, Vancouver, British Columbia, Canada or at such other place and at such time as the parties hereto may agree; provided, however, such Closing shall take place no later than the fifth business day after satisfaction or waiver of the last to be fulfilled of the conditions set forth in
ARTICLE 6 that by their terms are not to occur at the Closing (the "Closing Date"). The Arrangement shall become effective as provided for in the Plan of Arrangement (the "Effective Time").

     2.5. Holding Company Agreements. The Proxy Circular shall stipulate that those shareholders of MDA who wish to contribute their MDA Common Shares (together with all Rights) to a holding company and exchange the shares of such holding company for Exchangeable Shares pursuant to clause (ii) of Section 2.1.2 must notify MDA of their desire to do so not less than five business days prior to the Shareholder Meeting and must have entered into the Holding Company Agreement with Acquisition prior to the date of the Shareholder Meeting. Acquisition shall enter into a Holding Company Agreement with each shareholder of MDA who provides the aforementioned notification to MDA. Any shareholder of MDA who has not entered into a Holding Company Agreement with Acquisition on or before the date of the Shareholder Meeting or who has entered into such agreement but has failed to perform such agreement to the satisfaction of Acquisition in its sole discretion shall, subject to the Plan of Arrangement receiving all necessary approvals, exchange his or her MDA Common Shares and all Rights for Exchangeable Shares in accordance with clause
(i) of Section 2.1.2

     2.6. Contemporaneous Transactions. The parties hereby agree that each of the transactions contemplated by this Agreement that is in fact consummated shall, to the extent permitted by applicable law and not otherwise provided for herein or in the Plan of Arrangement, be deemed consummated substantially contemporaneously with any other transaction that is in fact consummated pursuant to this Agreement.


                         ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF MDA

     In order to induce Orbital and Acquisition to enter into this Agreement, MDA hereby represents and warrants as follows:

     3.1. Due Organization, Authorization and Good Standing of MDA. MDA is a corporation duly organized, validly existing and in good standing under the CBCA and each Subsidiary of MDA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as listed in Section 3.1 of the disclosure schedule prepared by MDA and provided to Orbital concurrently with the execution of this Agreement (the "MDA Disclosure Schedule"). MDA has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, upon receipt of any approvals required by the Interim Order and receipt of the Final Order, to consummate all transactions contemplated hereby. The execution, delivery and performance by MDA of this Agreement, and the consummation by MDA of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of MDA, subject only to any approvals required by the Interim Order and receipt of the Final Order. This Agreement constitutes the valid and binding obligation of MDA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law. Each of MDA and its Subsidiaries has full corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Each of MDA and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation and licensed or qualified to transact business in the jurisdictions set forth in Section 3.1 of the MDA Disclosure Schedule, which are the only jurisdictions where such qualification is required by reason of the nature of the business conducted by it or the properties or assets owned, operated or leased by it, other than such failures to be so licensed or qualified that in the aggregate would not have a MDA Material Adverse Effect. True, complete and correct copies of the charter, By-laws and other analogous organizational documents (the "Charter Documents") of MDA and each of its Subsidiaries as in effect on the date hereof have heretofore been delivered to Orbital.

     3.2.  No Violation or Approval.  Except as set forth in
Section 3.2 of the MDA Disclosure Schedule, the execution, delivery and performance by MDA of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of, or a default under, or the acceleration of any payment obligation pursuant to, any law, rule or regulation applicable to MDA and its Subsidiaries, any material agreement or instrument to which any of them is a party or by which any of them or any of their properties are bound, or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over any of them or their properties or in a breach or a default under any of their Charter Documents. No consent, approval, order or authorization of, declaration or filing with, any governmental authority or entity or other party is required to be obtained or made by MDA and its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by MDA of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) the Final Order, (iii) filings with the Director under the CBCA and filings with and approvals required by provincial securities commissions and stock exchanges, (iv) those approvals set forth in Section 3.2 of the MDA Disclosure Schedule and (v) such failures to obtain or make such other consents, approvals, orders, authorizations, declarations or filings as in the aggregate would not have a MDA Material Adverse Effect.

     3.3. Capital Stock. The authorized capital stock of MDA consists of an unlimited number of MDA Common Shares and 232,000 Preference Shares, of which 205,000 shares have been designated as Class A Preference Shares and 27,000 shares have been designated as Class B Preference Shares. As of July 31, 1995, there were 11,103,296 MDA Common Shares outstanding, 1,073,856 MDA Common Shares reserved for issuance upon the exercise of outstanding MDA Options, 79,215 MDA Common Shares issuable to shareholders of Earth Observation Sciences Limited ("EOS") and up to 250,000 MDA Common Shares issuable to former shareholders of PSC Communications Group, Inc. ("PSC"). Since July 31, 1995, MDA has not issued or obligated itself to issue (other than (i) pursuant to MDA Options granted on or before July 31, 1995, (ii) upon exchange of shares of common stock of EOS, or (iii) to former shareholders of PSC in the event certain financial performance targets are achieved), any shares of capital stock or any outstanding options, warrants, rights, other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. No MDA Common Shares are held as treasury stock or by any Subsidiary of MDA,
and no Preference Shares are outstanding.   All of the
outstanding MDA Common Shares have been, and any MDA Common Shares issued upon exercise of any MDA Options or to shareholders of EOS or former shareholders of PSC will be, validly issued, fully paid and nonassessable and free of preemptive rights. Except for the MDA Options (more fully described as to exercise price and exercise period in Section 3.3 of the MDA Disclosure Schedule) and the obligation to issue shares to EOS and to former shareholders of PSC as described above, neither MDA nor any of its Subsidiaries has any outstanding options, warrants, rights, other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. Neither MDA nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or that are convertible or exercisable into securities having the right to vote) with holders of MDA Common Shares or holders of the MDA 1988 Options on any matter. None of the outstanding shares of capital stock of MDA or of its Subsidiaries was issued in violation of Canadian provincial securities laws, the Securities Act or the rules and regulations promulgated thereunder or the securities or blue sky laws of any state or other jurisdiction, which violations would have in the aggregate a MDA Material Adverse Effect.

     3.4.  Subsidiaries.   Except for the equity investments set
forth in Section 3.4 of the MDA Disclosure Schedule, MDA does not own, directly or indirectly, any capital stock, any partnership or equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity or business enterprise, and Section 3.4 of the MDA Disclosure
Schedule indicates which such equity investments are Subsidiaries of MDA and which are minority ownership interests. Except as set forth in Section 3.4 of the MDA Disclosure Schedule, MDA owns, directly or indirectly, all of the outstanding shares of each of the entities listed thereon and identified as Subsidiaries of MDA (except for directors' qualifying shares or such shares as may be required by local laws to be owned by residents of the jurisdiction of incorporation) free and clear of all liens, pledges, security interests, mortgages, claims, charges and encumbrances ("Liens"). All shares of capital stock owned by MDA in any of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

     3.5. Securities Law Filings. MDA has filed all proxy circulars, reports and other documents required to be filed by it after March 31, 1995 pursuant to the CBCA and all applicable Canadian provincial securities laws or any rule or order of a stock exchange on which MDA Common Shares are listed. MDA has provided to Orbital copies of MDA's Annual Report and its Annual Information Form for the fiscal year ended March 31, 1995, and all final proxy circulars, reports and other documents filed by MDA pursuant to all such securities laws and/or stock exchange rules or orders (collectively, the "Securities Reports"). Each Securities Report was, as of the date of filing such report, in compliance in all material respects with all applicable requirements of its respective form and none of the Securities Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6. Financial Statements, etc. MDA has previously furnished Orbital with true and complete copies of the following financial statements (collectively, the "Financial Statements"):
(i) consolidated financial statements for the fiscal years ended March 31, 1993, 1994 and 1995 audited by KPMG Peat Marwick Thorne, and (ii) unaudited statements of income and cash flows for the fiscal quarter ended June 30, 1995 and the accompanying balance sheet as of June 30, 1995, each prepared from the books and records of MDA and its consolidated Subsidiaries. The Financial Statements present fairly, in all material respects, the consolidated financial position of MDA and the results of its operations and its cash flows as of the respective dates and for the periods presented therein in conformity with generally accepted accounting principles in Canada as in effect on the applicable dates of such financial statements ("Canadian GAAP") and applied on a consistent basis, except as noted therein and except that in the case of the unaudited financial statements, no notes are included and such unaudited financial statements may be subject to normal, recurring adjustments that would be made in the course of an audit and that would not be material. Except as and to the extent reflected or reserved against in the balance sheet as of June 30, 1995 included in the Financial Statements or as set forth in Section 3.6 of the MDA Disclosure Schedule, MDA and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature.

     3.7. Absence of Changes; Operations in the Ordinary Course. Except as set forth in the Securities Reports or in Section 3.7 of the MDA Disclosure Schedule, since March 31, 1995 neither MDA nor any of its Subsidiaries has undergone any adverse change in its financial condition, or suffered any damage, destruction or loss (whether or not covered by insurance) that adversely affects its financial condition, the condition of its assets or the ability to conduct its business other than such changes in financial condition, damage, destruction or loss as in the aggregate would not have a MDA Material Adverse Effect; and since March 31, 1995, except as set forth in the Securities Reports or in Section 3.7 of the MDA Disclosure Schedule, there has been no adverse change in the condition of the business of MDA or any of its Subsidiaries, whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage, or confiscation of property, or any other event or condition directly affecting or relating to MDA, whether or not related to any of the foregoing, except for such changes as would not in the aggregate have a MDA Material Adverse Effect and such changes as are the result of changes in general economic or industry wide conditions. Since March 31, 1995, with the exception of actions taken at the request of Orbital or otherwise necessary to the consummation of the transactions contemplated by this Agreement or the Plan of Arrangement, and except as set forth in the Securities Reports or in Section 3.7 of the MDA Disclosure Schedule, MDA and each of its Subsidiaries has operated its business in the ordinary course, consistent in all material respects with past practice. Without limiting the generality of the foregoing, since March 31, 1995, neither MDA nor any of its Subsidiaries has:

     (a) amended the terms of any outstanding indebtedness or incurred any indebtedness for borrowed money that has not been repaid in full, or issued or sold any of its debt or equity securities, except in the ordinary course of business consistent with past practice;

     (b) subjected to any Lien or lease any of its properties, tangible or intangible, except in the ordinary course of business consistent with past practice;

     (c) forgiven or canceled any debts owed to MDA or any of its Subsidiaries or claims of MDA or any of its Subsidiaries, or waived any rights, except in the ordinary course of business consistent with past practice;

     (d) incurred any liability or obligation (whether absolute, accrued, contingent or otherwise) or made any payment in respect of (i) any acquisition or disposition of any assets or properties in any transaction with any officer, director, shareholder or employee of MDA or any of its Subsidiaries, or any relative by blood or marriage or any "affiliate" or "associate" of MDA or any of its Subsidiaries (as such terms are defined in Rule 405 promulgated under the Securities Act), (ii) except as set forth in Section 3.7 of the MDA Disclosure Schedule, any other transaction with any such affiliate or associate of MDA or any of its Subsidiaries, other than salaries paid to officers; or (iii) any declaration, setting aside or payment of dividends or other distributions in respect of, or purchases or redemptions (directly or indirectly) of, any shares of its capital stock;

     (e)  proposed or adopted any amendments to its Charter
Documents except as contemplated by this Agreement or the Plan of Arrangement;

     (f) entered into or publicly announced an intention to enter into any agreement (including, without limitation, an agreement in principle) with respect to, any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (g) made any capital expenditures other than in the ordinary course of business consistent with past practice or as necessary to maintain existing assets in good repair;

     (h) entered into any line of business not described or contemplated in MDA's Annual Report for the fiscal year ended
March 31, 1995;

     (i) committed any act or omission that constitutes a material breach or default by MDA or any of its Subsidiaries under any material contract or material license to which MDA or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

     (j) made any investment or commitment to make such an investment in real estate or in any real estate development project;

     (k)  except as disclosed in the Financial Statements or in
Section 3.7 of the MDA Disclosure Schedule: (i) granted to any officer or employee any increase in compensation in any form (including without limitation any increase in value of any benefits) in excess of the amount thereof in effect as of March 31, 1995 other than increases in base salary or hourly wages of employees other than officers of MDA in the ordinary course of business in amounts consistent with past practice, or any severance or termination pay, or entered into any employment agreement with any employee that is not terminable by the employer, without cause and without penalty, upon notice of 30 days or less, (ii) adopted or amended any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding),
(iii) hired any employee who shall have total expected annual compensation in excess of U.S.$100,000, or (iv) paid or incurred any obligation to pay any bonus or fee to any employee (including any officer) of MDA or any of its Subsidiaries or in connection with the transactions contemplated by this Agreement; or

     (l) agreed in writing or otherwise to do any of the foregoing.

     3.8.  Taxes.

     (a) For each of its taxation or taxable years or periods ending on or prior to the date hereof : (i) all Tax Returns that are required to have been filed by or with respect to MDA or any of its Subsidiaries have been duly and timely filed and are correct and complete in all material respects; (ii) all income, capital and corporate franchise Taxes with respect to or required to have been paid by MDA or any of its Subsidiaries or for which MDA or any of its Subsidiaries is or may otherwise be liable (including without limitation all Consolidated Taxes), whether or not shown on any Tax Return, have been paid in full if due or accrued for in accordance with Canadian GAAP in the Financial Statements through the date thereof and in the books and records of MDA or the relevant Subsidiary in respect of subsequent periods; and (iii) all Taxes other than those described in clause (ii) with respect to or required to have been paid by MDA or any of its Subsidiaries or for which MDA or any of its Subsidiaries is or may otherwise be liable, whether or not shown on any Tax Return, have been paid in full if due or accrued for in accordance with Canadian GAAP in the Financial Statements through the date thereof and in the books and records of MDA or the relevant Subsidiary in respect of subsequent periods except for such amounts the nonpayment of which, in the aggregate, would not result in a MDA Material Adverse Effect.

     (b) Except as set forth in Section 3.8 of the MDA Disclosure Schedule, (i) there are no audits, proceedings, or litigation in respect of Taxes relating to MDA or any of its Subsidiaries pending, in progress, or to MDA's knowledge, threatened, (ii) there are no Tax Liens upon any property or assets of MDA or any of its Subsidiaries other than Liens for Taxes that are not yet due and payable, and (iii) neither MDA nor any of its Subsidiaries has consented to any extension of any statute of limitations pertaining to Taxes.

     (c) Neither MDA nor any of its Subsidiaries is obligated as a result of the transactions contemplated by this Agreement to make a payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (d) MDA and each of its Subsidiaries has collected or withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise, and has remitted the same to the appropriate governmental authority in the manner and within the time required under any applicable legislation or, if it is not yet due, has set it aside in appropriate accounts for payment when due.

     (e) The liability for Taxes under the Income Tax Act (Canada) of each of MDA and its Subsidiaries has been assessed by Revenue Canada for all taxation years up to and including the taxation years ending March 31, 1994. True and complete copies of the federal and provincial Tax Returns for MDA and each Subsidiary for the taxation year ending March 31, 1994 and copies of all assessments and reassessments relating to the most recent taxation year for which the same are available have been provided to Orbital.

     (f) There are no circumstances that exist and would result, or that have existed and resulted, in section 80 of the Income
Tax Act (Canada) applying to MDA or any of its Subsidiaries.

     3.9. Properties. MDA and each of its Subsidiaries do not own any real property. MDA and each of its Subsidiaries has good and marketable title to all tangible personal property reflected in the March 31, 1995 balance sheet included in the Financial Statements or acquired since such date (except for property disposed of since such date in the ordinary course of business consistent with past practice), and valid leasehold interests in all real and tangible personal properties leased by it, in each case free and clear of Liens, easements or title imperfections except (a) Liens for current Taxes not yet due and payable, (b) encumbrances and easements that do not materially detract from the value or interfere with the use by MDA or any of its Subsidiaries, as the case may be, of the properties affected thereby, (c) Liens reflected in the Financial Statements, (d) Liens of customers on property purchased by MDA in connection with its performance of contracts to provide products or services to such customers and which in the aggregate would not have a MDA Material Adverse Effect, and (e) Liens set forth in Section 3.9 of the MDA Disclosure Schedule. MDA or its Subsidiary as lessee thereof enjoys peaceful and undisturbed possession under all material leases under which it operates. All tangible personal property material for the conduct of the business of MDA and its Subsidiaries as presently conducted is in satisfactory operating condition and repair, subject to ordinary wear and tear.

     3.10. Customers, Distributors and Suppliers. Except as set forth in Section 3.10 of the MDA Disclosure Schedule, neither MDA nor any of its Subsidiaries has received notice from any person or entity with which it has an existing agreement, oral or written, for the purchase or distribution of products or services from MDA or any of its Subsidiaries that it intends to reduce significantly such purchases or terminate such agreement, whether as a result of the transactions contemplated hereby or otherwise, other than such reductions and actions as in the aggregate would not have a MDA Material Adverse Effect.

     3.11. Operations in Conformity With Law, etc. Neither MDA nor any of its Subsidiaries has been or is in violation of, or in default under, any law, rule, regulation, order, judgment or decree relating in any manner or applicable to the business or assets of MDA or any of its Subsidiaries or any of their respective employees, except for such violations or defaults that in the aggregate would not have a MDA Material Adverse Effect. Neither MDA or any of its Subsidiaries, nor, to the knowledge of MDA or any of its Subsidiaries, any of their respective officers, employees or agents has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder MDA or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for Canadian or United States Federal, provincial, state or local, or foreign public office (collectively, a "Restricted Activity") that (i) would subject MDA or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding that would have, in the aggregate, a MDA Material Adverse Effect,
(ii), if such Restricted Activity had occurred after the Effective Date, would subject Orbital to any damage or penalty in any civil, criminal or governmental litigation or proceeding that would have, in the aggregate, a MDA Material Adverse Effect, or
(iii) if such Restricted Activities were to cease as of the date hereof, such cessation would have a MDA Material Adverse Effect.
 .

     3.12. Litigation. Except as set forth in Section 3.12 of the MDA Disclosure Schedule, there are no actions, claims, suits, investigations or proceedings pending or to MDA's knowledge threatened against MDA or any of its Subsidiaries pertaining to the business or assets of MDA or any of its Subsidiaries that, in the aggregate, if adversely determined, would have a MDA Material Adverse Effect or that question the validity of this Agreement or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor to the knowledge of MDA or its Subsidiaries is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed (and not discharged or otherwise satisfied) against MDA or any of its Subsidiaries under any Canadian or United States Federal, provincial, state or local, or foreign law except for such judgments, orders, decrees, citations, fines or penalties that in the aggregate would not have a MDA Material Adverse Effect.

     3.13.  Employee Matters; Benefit Plans.

     (a) All plans, agreements, policies and arrangements (including those sponsored by the Federal or any provincial government of Canada), whether or not reduced to writing and whether or not legally binding, to which MDA or any of its Subsidiaries contributes or is obligated to contribute, or under which MDA or any of its Subsidiaries has or may have any liability for premiums or benefits, and which benefits any active, former or retired employee, outside director, consultant or other independent contractor who provides or provided services to or for the benefit of MDA and its Subsidiaries, are listed in
Section 3.13 of the MDA Disclosure Schedule (the "Plans"). MDA has delivered to Orbital, a true, correct and complete copy of each written Plan (or a written summary of the material terms of any Plan that has not been reduced to writing) any related trust agreement and annuity or insurance contract, if any, each Plan's most recent annual report filed with the Internal Revenue Service or Revenue Canada, if any, and all summary plan descriptions, employee handbooks, or other similar employee communications with respect to the Plans.

     (b) Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; all required employer contributions under any such Plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; and all material contributions, reserves or premium payments required to be made as of the date hereof to the Plans have been made or provided for.

     (c) Each Plan that is required or intended to be qualified under applicable law (including to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, including without limitation Section 401(a) of the Code) or registered or approved by a government agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to cause the appropriate governmental agency or authority to revoke, or otherwise adversely affect, such qualification, registration or approval.

     (d) Except as set forth in Section 3.13 of the MDA Disclosure Schedule, there are no pending or, to MDA's knowledge, anticipated claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any such Plan.

     (e) No Plan currently maintained by MDA is covered by Title IV of ERISA. Neither MDA nor any Subsidiary has incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by MDA, any of its Subsidiaries or any entity that is considered one employer with MDA under Section 4001 of ERISA. Neither MDA nor any such Subsidiary has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

     (f) Except as set forth in Section 3.13 of the MDA Disclosure Schedule, neither MDA nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, and there are no restrictions on the rights of MDA or any of its Subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.

     3.14. Labor Relations. There is no existing dispute or controversy between MDA or any of its Subsidiaries and any of MDA's or such Subsidiary's employees that would have a MDA Material Adverse Effect. Neither MDA nor any of its Subsidiaries is a party to any collective bargaining agreement with respect to any of its employees, none of such employees is represented by a labor union and, to MDA's knowledge, there is no labor union organizing activity by or among such employees.

     3.15. Government Contracts and Subcontracts. Except as and to the extent reflected or reserved against in the balance sheet dated as of March 31, 1995 included in the Financial Statements, there are no claims, penalties, or causes of action against MDA or any of its Subsidiaries the basis of which is an actual or alleged violation of, or noncompliance with, any applicable law, regulation or order (a) related to a contract between MDA or any of its Subsidiaries and the Canadian or United States Federal government or the province of British Columbia or any other provincial, state or local, or foreign government or any division or agency of any of the foregoing (a "Government Contract"), or
(b) related to a contract between MDA or any of its Subsidiaries and any other party which contract renders MDA or any of its Subsidiaries a subcontractor at any tier to a prime contract with the Canadian or the United States Federal government or the province of British Columbia or any other provincial, state or local, or foreign government or any division or agency of any of the foregoing (a "Government Subcontract"). To the knowledge of MDA and its Subsidiaries, there is no basis for a claim, penalty, or cause of action against MDA or any of its Subsidiaries alleging a violation of, or noncompliance with, any applicable law, regulation or order related to any Government Contract or Government Subcontract to which MDA or any of its Subsidiaries is a party, except for such claims, penalties or causes of action as do not, in the aggregate, have a MDA Material Adverse Effect.
For purposes of this Section 3.15, claims, penalties, and causes of action alleging a violation of, or noncompliance with, any applicable law, regulation or order include, but are not limited to, those purporting to be based on failure to comply with cost accounting standards, allowable costs, allocation of costs, omissions or errors in disclosure statements, or defective pricing.

     3.16.  Licenses, etc.   MDA and each of its Subsidiaries has
all governmental and regulatory licenses and permits necessary for the conduct of its business as presently conducted except where the failure to obtain or maintain such licenses and permits would not, in the aggregate, have a MDA Material Adverse Effect. All such licenses and permits are in full force and effect, and no violations have been recorded in respect thereof. Neither MDA nor any of its Subsidiaries is in violation of any such license or permit, and no proceeding or investigation is pending or, to MDA's or any of its Subsidiaries' knowledge, threatened that would have the effect, directly or indirectly, of revoking or limiting in any way any such licenses or permits.

     3.17. Environmental Matters. MDA and each of its Subsidiaries is and has at all times been in compliance in all material respects with all applicable Canadian and United States Federal, provincial, state and local, and foreign laws, regulations, by-laws, ordinances, orders, directives and decisions relating to environmental, natural resources, health and safety matters. There is no suit, claim, action or proceeding pending or threatened against MDA or any of its Subsidiaries or, to MDA's and each Subsidiary's knowledge, any basis therefor, in respect of (i) noncompliance by MDA or any of its Subsidiaries with any such laws, regulations, by-laws, ordinances, orders, directives or decisions (ii) personal injury, wrongful death, other tortious conduct, or relating to materials, commodities or products held, used, sold, transferred, manufactured or disposed of by or on behalf of MDA or any of its Subsidiaries, containing or incorporating any hazardous or toxic materials, commodities or substances, or (iii) the presence or release or threatened release into the environment of any pollutant, contaminant, deleterious or toxic or hazardous material, substance or waste, whether solid, liquid or gas (each a "Hazardous Substance"), whether generated by MDA or any of its Subsidiaries or located at or about a site leased or otherwise used by MDA or any of its Subsidiaries or heretofore owned, leased or otherwise used by MDA or any of its Subsidiaries or any predecessor entity. To MDA's and each Subsidiary's knowledge, there have been no Hazardous Substances of or generated by MDA or any Subsidiary that have been disposed of or come to rest at any site that has been included in any published United States Federal, state or local "superfund" site list or any other list of hazardous or toxic waste sites published by any governmental authority in Canada or the United States. To MDA's and each Subsidiary's knowledge there are and have been no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site, leased or otherwise used by MDA or any Subsidiary. To MDA's and each Subsidiary's knowledge, there have been no emissions or releases or threatened emissions or releases of Hazardous Substances on, upon, into or from any site leased or otherwise used by MDA or any of its Subsidiaries or heretofore owned, leased or otherwise used by MDA or any of its Subsidiaries or any predecessor entity.

     3.18. Contractual Obligations, etc. Section 3.18 of the MDA Disclosure Schedule contains a true and complete list of all contracts, agreements, deeds, mortgages, leases (whether or not capitalized), licenses, instruments, commitments, sales orders, purchase orders, quotations, bids, undertakings, arrangements or understandings, written or oral (each, a "Contract") to which or by which MDA or any of its Subsidiaries is a party or otherwise bound or to which or by which any of MDA's or its Subsidiaries' assets are subject of the types described below and in effect on the date hereof (Contracts of the type described below, collectively, the "Contractual Obligations").

     (a)  All Contracts relating to noncompetition;

     (b) All Contracts to which any employee is a party, other than option agreements relating to the MDA Options and employment offer letters that are terminable by MDA at will (subject only to reasonable notice) and the employment agreements to be entered into, pursuant to Section 6.2.5 hereof, in substantially the form of Exhibit 3.18 (the "Employment Agreements");

     (c) All Contracts relating to the provision of consulting services that involve liabilities or obligations of MDA or any of its Subsidiaries in excess of C$150,000 or that have a term extending more than one year after the Closing Date;

     (d) All Contracts (including without limitation options) to sell (other than sales of products) or lease (as lessor) any property or asset owned or leased by MDA or any of its Subsidiaries, other than property or assets having individual values less than C$50,000 and an aggregate value less than C$300,000;

     (e) All Contracts pursuant to which MDA or any of its Subsidiaries possesses or uses (including as lessee) any properties or assets in its business the loss of use of which would have a MDA Material Adverse Effect, or pursuant to which MDA pays, accrues expenses of or incurs charges of at least C$50,000 per annum;

     (f) All Contracts for the sale of products or provision of services by MDA or any of its Subsidiaries that individually involve products or services having a value of at least C$250,000 or that have a term extending more than one year after the Closing Date;

     (g) All Contracts with suppliers or providers of goods or services (other than cleaning, trash removal, facilities maintenance or repair, or similar services and other than agent or representation agreements terminable upon no more than one year's notice) to MDA or any of its Subsidiaries, including without limitation purchase orders, that individually involve liabilities in excess of C$100,000; and

     (h) Each other Contract (other than Contracts of the type described in (a) through (g) of this Section 3.18) that involves liabilities or obligations of MDA or any of its Subsidiaries in excess of C$150,000 or that has a term extending more than one year after the Closing Date.

MDA shall make available to Orbital upon request a true and complete copy of each of the Contractual Obligations referred to in (a) through (h) except as otherwise provided in Section 3.19 below. Other than defaults resulting from claims, penalties or causes of action disclosed in Section 3.15 or Section 3.18 of the MDA Disclosure Schedule, neither MDA nor any of its Subsidiaries nor, to the knowledge of MDA or its Subsidiaries, any other party is in default under or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by MDA or any of its Subsidiaries or to MDA's knowledge by any other party, under any Contractual Obligations which defaults, in the aggregate, have a MDA Material Adverse Effect.

     3.19. EarthWatch Agreement. MDA has executed one or more contracts with EarthWatch, Inc. ("EarthWatch") (collectively, the "EarthWatch Agreement") which provides, among other things, that MDA shall make an equity investment in EarthWatch and build a portion of EarthWatch's image data archival and processing facility. In lieu of providing to Orbital a copy of the EarthWatch Agreement, Section 3.19 of the Disclosure Schedule describes, to MDA's belief, all of MDA's material obligations (financial or otherwise) under the EarthWatch Agreement.

     3.20. Affiliated Transactions. Except for Contracts described in Section 3.18(b), none of the directors, officers, shareholders or employees of MDA or any of its Subsidiaries, or any relative by blood or marriage or any "affiliate" or "associate" (as such terms are defined in Rule 405 promulgated under the Securities Act) of any of the foregoing, is currently a party to any Contractual Obligation.

     3.21. Patents, Trademarks, etc. Section 3.21 of the MDA Disclosure Schedule contains a complete and correct list of all patents, patent applications, trade names, trademarks, trademark applications, service marks, copyrights and copyright applications owned or used by MDA or any of its Subsidiaries.
MDA and each of its Subsidiaries owns, or pursuant to license agreements possesses adequate rights to use, all patents, trade names, trademarks, copyrights, inventions, processes, designs, formulas, trade secrets, know-how and other intellectual property and proprietary rights (collectively, the "Intellectual Property Rights") used in or necessary in all material respects for the conduct of its business with no known conflict with or infringement of the asserted rights of others. With respect to any such Intellectual Property Right owned by MDA or any of its Subsidiaries, MDA or such Subsidiary is the sole and exclusive owner of, with all right, title and interest in and to, free and clear of any Lien, such Intellectual Property Right and MDA and its Subsidiaries have sole and exclusive rights (and except as reflected in the Financial Statements, are not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof. To the best of MDA's knowledge (i) all inventions, processes, designs, formulas, trade secrets, know-how and other intellectual property that are material and have not been patented or copyrighted have been kept confidential and
(ii) no third party is currently infringing or has infringed the rights of MDA or any of its Subsidiaries under any patent, trade name, trademark or copyright owned by MDA or any of its Subsidiaries.

     3.22.  Insurance.  Section 3.22 of the MDA Disclosure
Schedule contains a summary description of all insurance policies maintained by MDA or its Subsidiaries, all of which policies are in full force and effect.

     3.23. Customer Warranty Coverage. Section 3.23 of the MDA Disclosure Schedule contains a description of all warranty coverages (including terms of such coverages, expiration dates, and estimated amounts of liability) extended by MDA or any of its Subsidiaries for repair or replacement of defective products or service to its customers as of the date indicated thereon. The estimated liability for warranty claims is fairly reflected in the Financial Statements.

     3.24. Pooling. Neither MDA nor, to MDA's knowledge, any of its "affiliates" (as defined in Opinion No. 16, as amended, of the Accounting Principles Board of the American Institute of Certified Public Accountants and the interpretive rulings issued thereunder) has taken or agreed to take any action that would prevent Orbital from accounting for the business combination to be effected by the Plan of Arrangement as a pooling-of-interests.

     3.25.  Certain Agreements.  Except as set forth in Section
3.25 of the MDA Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or by the Plan of Arrangement will (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of MDA or its Subsidiaries, from MDA or any of its Subsidiaries under any Plan, agreement or otherwise, (ii) except as contemplated by the Employment Agreements, increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.26. Opinion of Financial Advisor. MDA has received the opinion of Nesbitt Burns, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Arrangement by MDA's shareholders and the holders of the MDA 1988 Options is fair to MDA's shareholders and the holders of the MDA 1988 Options from a financial point of view, a copy of which opinion has been provided to Orbital.

     3.27. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of MDA in such manner as to give rise to any valid claim against MDA or Orbital for any brokerage or finder's commission, fee or similar compensation, except for fees payable to Nesbitt Burns pursuant to the engagement letter between it and MDA, dated June 16, 1995, a copy of which has been provided to Orbital.

     3.28. Disclosure; Provision of Information. This Agreement, including the Exhibits hereto and the MDA Disclosure Schedule, the certificates delivered or to be delivered in connection herewith and the Securities Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or
therein not misleading.   The proxy circular or other disclosure
document and any amendment or supplement thereto to be distributed in connection with MDA's meeting of its shareholders and the holders of the MDA 1988 Options to vote upon the Arrangement (the "Proxy Circular") will, at the time of the mailing thereof and at the time of such meeting, not contain any misrepresentation (within the meaning of any applicable Canadian or United States Federal, provincial or state securities laws) or any untrue statement of a material fact or omit to state a material fact necessary to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the CBCA and the rules and regulations thereunder, except that no representation is made by MDA with respect to information supplied by or on behalf of Orbital or Acquisition specifically for inclusion therein. None of the information supplied or to be supplied by or on behalf of MDA or its Subsidiaries for inclusion in (i) the Plan of Arrangement, (ii) the request for a "no action letter" submitted by Orbital to the SEC seeking to confirm the availability of an exemption under Section 3(a)(10) of the Securities Act for the issuance of the Exchangeable Shares and an exemption under
Section 3(a)(9) or 3(a)(10) of the Securities Act for the issuance of Orbital Common Shares in exchange for the Exchangeable Shares and any requests to Canadian securities regulators for rulings or orders to permit the Arrangement and related transactions to be carried out without prospectus or registration requirements (collectively, the "No Action Request"); or (iii) any registration statement and any amendment thereto required to be filed under the Securities Act by Orbital in connection with the issuance of the Exchangeable Shares or the Orbital Common Shares in or as a result of the Arrangement (a "Registration Statement") will (a) in the case of the Plan of Arrangement, at the time the Plan of Arrangement is considered by the Court, (b) in the case of the No Action Request, at the time the No Action Request, as amended or supplemented, is acted on by the SEC or Canadian securities regulators, as the case may be, or
(c) in the case of any Registration Statement, at the time it becomes effective and at the time of any post-effective amendment thereto, contain any misrepresentation (within the meaning of any applicable Canadian or United States Federal, provincial or state securities laws) or any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.


                         ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF ORBITAL
                         AND ACQUISITION


     In order to induce MDA to enter into this Agreement, each of Orbital and Acquisition jointly and severally represents and warrants as follows:

     4.1. Due Organization, Authorization and Good Standing of Orbital and Acquisition. Orbital is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition is a corporation duly organized, validly existing and in good standing under the CBCA. Each other Subsidiary of Orbital is a corporation or limited partnership duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Each of Orbital and Acquisition has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate all transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of them, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of each of Orbital and Acquisition. This Agreement constitutes the valid and binding obligation of each of Orbital and Acquisition, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law. Each of Orbital, Acquisition and each other Subsidiary of Orbital has full corporate or partnership power and authority to carry on its business as now conducted and to own or lease and to operate its properties and assets where such properties and assets are now owned, leased or operated by it and where such business is now conducted by it. Each of Orbital, Acquisition and each other Subsidiary of Orbital is duly qualified to do business and in good standing as a foreign corporation or limited partnership and licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the properties or assets owned, operated or leased by it requires it to be so licensed or qualified, other than such failures to be so licensed or qualified that, in the aggregate, would not have an Orbital Material Adverse Effect. True, complete and correct copies of the Charter Documents of Orbital and Acquisition as in effect on the date hereof have heretofore been delivered to MDA.

     4.2.  No Violation or Approval.  Except as set forth in
Section 4.2 of the disclosure schedule prepared by Orbital and provided to MDA concurrently with the execution of this Agreement (the "Orbital Disclosure Schedule"),the execution, delivery and performance by Orbital and Acquisition of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of, or a default under, any law, rule or regulation, order, judgment or decree applicable to Orbital, Acquisition or any other Subsidiary of Orbital, any material agreement or instrument to which any of them is a party or by which any of them or any of their respective properties are bound, or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over any of them or their properties or in a breach or a default under their Charter Documents other than any breach, violation or default that would not have an Orbital Material Adverse Effect. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other party is required of and has not been obtained or made by Orbital or Acquisition in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) the Final Order, (iii) filings with the Director under the CBCA and filings with and approvals required by provincial securities commissions and stock exchanges, (iv) the filing and effectiveness of any required Registration Statement and (v) such failures to obtain or make consents, approvals, orders, authorizations, declarations or filings as in the aggregate would not have an Orbital Material Adverse Effect.

     4.3. Capital Stock. The authorized capital stock of Orbital consists of (i) 40,000,000 shares of Orbital Common Shares, of which, as of August 10, 1995, approximately 22,662,618 shares are outstanding; and (ii) 10,000,000 shares of Preferred Stock, U.S.$.01 par value per share, of which, as of the date hereof, no shares are outstanding. Upon issuance of the Orbital Common Shares in exchange for the Exchangeable Shares as provided in the Plan of Arrangement, such shares shall be validly issued, fully paid and nonassessable, free of preemptive rights and free of all Liens other than such as arise under applicable securities laws. The Orbital Common Shares to be issued pursuant to the Plan of Arrangement will be issued in full compliance with all Canadian provincial securities laws and the Securities Act and the rules and regulations promulgated thereunder and all other relevant securities or blue sky laws of any state or other jurisdiction. No class of capital stock of Orbital is entitled to preemptive rights. As of the date hereof, there are no outstanding options, warrants, rights or other agreements or commitments obligating Orbital to issue or sell shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except (i) up to 3,895,692 shares of Common Stock issuable upon conversion of Orbital's Convertible Subordinated Debentures due 2003; (ii) the Orbital Common Shares to be issued in exchange for the Exchangeable Shares and upon exercise of the Replacement Options in accordance with the terms of this Agreement and the Plan of Arrangement and (iii) up to 2,025,000 shares of Orbital Common Shares authorized for issuance under Orbital's stock option plans (true and complete copies of which plans have been made available to MDA by Orbital). None of the outstanding shares of capital stock of Orbital was issued in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction which violation would have an Orbital Material Adverse Effect.

     The authorized capital stock of Acquisition consists of an unlimited number of shares of common stock of which, as of the date hereof, 1,000 shares are outstanding and all of which are owned by Orbital. All of the outstanding shares of common stock of Acquisition have been, and any Class B Preferred Shares and Exchangeable Shares issued pursuant to the Plan of Arrangement will be, validly issued, fully paid and nonassessable, and free of preemptive rights. The Class B Preferred Shares and Exchangeable Shares to be issued pursuant to the Plan of Arrangement will be issued in full compliance with all applicable Canadian provincial securities laws and with the Securities Act and the rules and regulations promulgated thereunder and all other relevant securities or blue sky laws of any state. Acquisition does not have any outstanding options, warrants, rights, other agreements or commitments obligating Acquisition to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. None of the outstanding shares of capital stock of Acquisition was issued in violation of any applicable Canadian provincial securities laws, the Securities Act or the rules and regulations promulgated thereunder or the securities or blue sky laws of any state which violation would have an Orbital Material Adverse Effect.

     4.4. SEC Reports. Orbital has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act after December 31, 1994, and Orbital has made available to MDA copies of Orbital's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and all final proxy statements and reports filed by Orbital under the Exchange Act after such date, each as filed with the SEC (collectively, the "SEC Reports"). Each SEC Report was, as of the date of filing of such report, in compliance in all material respects with the requirements of its respective form and none of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.5. Financial Statements, etc. Orbital has previously furnished MDA with true and complete copies of the following financial statements (collectively, the "Orbital Financial Statements"): (i) consolidated financial statements for the fiscal years ended December 31, 1992, 1993 and 1994 audited by KPMG Peat Marwick, and (ii) unaudited statements of income and cash flows for the fiscal quarters ended March 31 and June 30, 1995 and the accompanying balance sheets as of such dates each prepared from the books and records of Orbital and its consolidated Subsidiaries. The Orbital Financial Statements present fairly, in all material respects, the consolidated financial position of Orbital and the results of its operations and its cash flows as of the respective dates and periods thereof in conformity with generally accepted accounting principles in the United States as in effect on the applicable dates of such financial statements ("US GAAP") and applied on a consistent basis, except as noted therein and except that in the case of the unaudited financial statements, no notes are included and such unaudited financial statements may be subject to normal, recurring adjustments that would be made in the course of an audit and that would not be material. Except as and to the extent reflected or reserved against in the balance sheet as of June 30, 1995 included in the Orbital Financial Statements, Orbital and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature.

     4.6. Absence of Changes. Since December 31, 1994, except as set forth in the SEC Reports (copies of which have all been provided by Orbital to MDA), neither Orbital nor any of its Subsidiaries has undergone any adverse change in its financial condition, or suffered any damage, destruction or loss (whether or not covered by insurance) that adversely affects its financial condition, the condition of its assets or the ability to conduct its business other than such changes in condition, damage, destruction or loss as in the aggregate would not have an Orbital Material Adverse Effect or that are the result of changes in general economic or industry wide conditions; and since December 31, 1994, except as set forth in the SEC Reports, there has been no adverse change in the condition of the business of Orbital or any of its Subsidiaries, whether as a result of any change as to accounts receivable, inventory or other assets, any loss of competitive position, any natural disaster, accident, strike, sabotage, or confiscation of property, or any other event or condition directly affecting or relating to Orbital, whether or not related to any of the foregoing (including without limitation labor disputes, environmental audits or disclosures, and intellectual property disputes), except for such changes as would not in the aggregate have an Orbital Material Adverse Effect and such changes as are the result of changes in general economic or industry wide conditions.

     4.7. Pooling. Neither Orbital nor, to Orbital's knowledge, any of its "affiliates" (as defined in Opinion No. 16, as amended, of the Accounting Principles Board of the American Institute of Certified Public Accountants and the interpretive rulings issued thereunder) has taken or agreed to take any action that would prevent the parties from accounting for the business combination to be effected by the Plan of Arrangement as a pooling of interest.

     4.8. Operations in Conformity With Law, etc. Neither Orbital nor any of its Subsidiaries has been or is in violation of, or in default under, any law, rule, regulation, order, judgment or decree relating in any manner or applicable to the business or assets of Orbital or any of its Subsidiaries or any of their respective employees, except for such violations or defaults that in the aggregate would not have an Orbital Material Adverse Effect.

     4.9. Litigation. Except as set forth in the Section 4.9 of the Orbital Disclosure Schedule, there are no actions, claims, suits, investigations or proceedings pending or to Orbital's knowledge threatened against Orbital or any of its Subsidiaries pertaining to the business or assets of Orbital or any of its Subsidiaries that, in the aggregate, if adversely determined, would have an Orbital Material Adverse Effect or that question the validity of this Agreement or any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor to the knowledge of Orbital or its Subsidiaries is there any basis for any such action, claim, suit, proceeding or investigation. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed (and not discharged or otherwise satisfied) against Orbital or any of its Subsidiaries under any Canadian or United States Federal, provincial, state or local, or foreign law except for such judgments, orders, decrees, citations, fines or penalties that in the aggregate would not have an Orbital Material Adverse Effect.

     4.10. Government Contracts and Subcontracts. Except as and to the extent reflected or reserved against in the balance sheet dated as of December 31, 1994 included in the Orbital Financial Statements, there are no known claims, penalties, or causes of action against Orbital or any of its Subsidiaries the basis of which is an actual or alleged violation of, or noncompliance with, any applicable law, regulation or order, related to a Government Contract or a Government Subcontract to which Orbital or any of its Subsidiaries is a party, except for such claims, penalties or causes of action which would not, in the aggregate have an Orbital Material Adverse Effect. To the knowledge of Orbital and its Subsidiaries, there is no basis for a claim, penalty, or cause of action against Orbital or any of its Subsidiaries alleging a violation of, or noncompliance with, any applicable law, regulation or order related to any Government Contract or Government Subcontract to which Orbital or any of its Subsidiaries is a party except for such claims, penalties or causes of action as would not have in the aggregate an Orbital Material Adverse Effect. For purposes of this Section 4.10, claims, penalties, and causes of action alleging a violation of, or noncompliance with, any applicable law, regulation or order include, but are not limited to, those purporting to be based on failure to comply with cost accounting standards, allowable costs, allocation of costs, omissions or errors in disclosure statements, or defective pricing.

     4.11. Environmental Matters. Orbital and its Subsidiaries have obtained all permits, licenses and other authorizations that are required under all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof (the "Environmental Laws"), except to the extent failure to have any such permit, license or authorization would not have an Orbital Material Adverse Effect and (ii) Orbital and its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other provisions of any applicable Environmental Law or any order, judgment, injunction, notice or demand letter issued or entered thereunder, except to the extent failure to comply would not have an Orbital Material Adverse Effect.

     4.12. Disclosure. This Agreement, including the Exhibits hereto and the Orbital Disclosure Schedule, the certificates delivered or to be delivered in connection herewith and the SEC Reports referenced hereby, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not
misleading.   The Registration Statement will, at the time it
becomes effective and at the time of any post-effective amendment thereto, not contain any misrepresentation (within the meaning of any applicable Canadian or United States Federal, provincial or state securities laws) or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Orbital with respect to information supplied by or on behalf of MDA
specifically for inclusion therein.   None of the information
supplied or to be supplied by or on behalf of Orbital or its Subsidiaries for inclusion in (i) the Plan of Arrangement, (ii) the No Action Request; or (iii) the Proxy Circular, will (a) in the case of the Plan of Arrangement, at the time the Plan of Arrangement is considered by the Court, (b) in the case of the No Action Request, at the time the No Action Request, as amended or supplemented, is acted on by the SEC or Canadian securities regulators, as the case may be, or (c) in the case of the Proxy Circular and any amendment or supplement thereto, at the time of the mailing of the Proxy Circular and any amendment or supplement thereto, and at the time of the meeting of shareholders of MDA and the holders of the MDA 1988 Options to vote upon the Arrangement, contain any misrepresentation (within the meaning of any applicable Canadian or United States Federal, provincial or state securities laws) or any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.


                         ARTICLE 5
                     CERTAIN COVENANTS

     5.1. Preparation of Proxy Statement and No Action Request; Other Filings and Submissions. Orbital, Acquisition and MDA shall cooperate in (i) the preparation of the Proxy Statement, the No Action Request and any required Registration Statement and any other documents reasonably deemed by Orbital or MDA to be necessary to discharge their respective obligations under United States and Canadian securities laws in connection with the Arrangement and the other transactions contemplated hereby, (ii) the taking of all such action as may be required under any applicable provincial or state securities laws (including "blue sky laws") in connection with the issuance of the Exchangeable Shares and the Orbital Common Shares in the Arrangement; provided, however, that with respect to United States blue sky and Canadian provincial qualifications none of Orbital, Acquisition or MDA shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares and the Orbital Common Shares, (iii) the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, and (iv) the preparation of a Registration Statement of Orbital on Form S-8 covering issuances of Orbital Common Shares upon exercise of the Replacement Options. Orbital, Acquisition and MDA shall each use all reasonable efforts to list the Exchangeable Shares on a stock exchange in Canada, unless in connection with obtaining a favorable response to the No Action Request, Orbital is advised by the staff of the SEC that in their view the listing of such shares will in and of itself preclude the granting of the requested exemptions from registration requested in the No Action Request. Orbital, Acquisition and MDA shall each furnish to one another all such information as may be required for the effectuation of the foregoing actions, and each covenants that no information furnished in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished not misleading. Orbital and MDA shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Proxy Circular or Registration Statement (or any prospectus related thereto), if required, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In any such event, Orbital and MDA shall cooperate in the preparation of a supplement or amendment to the Proxy Circular or Registration Statement (and any prospectus related thereto), if required, as the case may be, that corrects such misstatement or omission, and shall cause the same to be distributed to shareholders of MDA or Acquisition, as the case may be, and, if required, filed with (and shall use its best efforts to have the same declared effective by) the SEC.

     5.2. Shareholders' Meeting. MDA shall duly call, give notice of, convene and hold a meeting of its shareholders and the holders of the MDA 1988 Options as promptly as practicable for the purpose of voting upon the Arrangement (the "Shareholder Meeting"). Subject to Section 5.3, MDA shall, through its Board of Directors, recommend to its shareholders and the holders of the MDA 1988 Options approval of the Arrangement and shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof ("Shareholder Meeting Date"), and shall use all reasonable efforts to secure the approval by its shareholders, the holders of the MDA 1988 Options and the Court of the Arrangement.

     5.3. Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 7.1 hereof, except as required by law, MDA shall not (and it shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Subsidiary to take, directly or indirectly, any of the following actions with any party other than Orbital and its designees or agents: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by arrangement, amalgamation, merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing an "Acquisition Transaction"); (ii) disclose any information not customarily disclosed to any person concerning its business or properties or afford to any person or entity access to its properties, books or records, except in the ordinary course of business consistent with past practice and as required pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to an Acquisition Transaction, plan of reorganization, or other agreement calling for the sale of all or any significant part of its business and properties; or
(iv) make or authorize any public statement, recommendation or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Arrangement; provided, however, that nothing contained herein shall limit the power of the MDA Board of Directors to withdraw or modify any recommendation with respect to the Plan of Arrangement if an adverse material change occurs in the business or affairs of Orbital or in any of the information provided by Orbital on which the MDA Board of Directors has based any recommendation. Further, if any person proposes an unsolicited bona fide Acquisition Transaction that in the opinion of MDA's Board of Directors (having consulted its financial advisors) offers terms that may be more favorable to the MDA shareholders than pursuant to this Agreement or the Plan of Arrangement, MDA shall have seven business days to consider such proposal, following which time the MDA Board of Directors may withdraw or modify any recommendation with respect to the Plan of Arrangement only if to do so would, in the opinion of the Board of Directors (having consulted outside counsel), acting reasonably, be a proper exercise of the directors' fiduciary duty. Notwithstanding the provisions of Section 5.2, if such unsolicited bona fide Acquisition Transaction is proposed within the seven-business-day period preceding the Shareholder Meeting, then the MDA Board of Directors may recommend or support a proposal to postpone or adjourn such meeting for not more than 10 business days, provided that nothing shall entitle MDA or its Board of Directors to terminate this Agreement (except pursuant to and in accordance with the provisions of Section 7.1 hereof), not to proceed with the Shareholder Meeting or to withdraw from the MDA shareholders the vote on the Plan of Arrangement. In the event MDA shall be required by law to take any action described in the two immediately preceding sentences or receives any offer or proposal, directly or indirectly, of the type referred to in clause (i) above, or any request for disclosure or access with respect to information of the type referred to in clause (ii) above, it shall immediately, and prior to taking any action in response thereto, inform Orbital as to all material facts concerning any such offer, proposal or request (to the extent not otherwise restricted by confidentiality obligations), including the identity of the party making the offer, proposal or request, and will thereafter cooperate with Orbital by informing Orbital of additional material facts as they arise and furnishing to Orbital any additional information as is furnished to any third party making such proposal or requesting information to the extent not otherwise restricted by confidentiality obligations.

     5.4 . Amendment to Plan of Arrangement. In the event a favorable response to the No Action Request is received such that it is not necessary for Orbital to maintain the effectiveness of any Registration Statement covering the issuance of the Orbital Common Shares upon exchange of the Exchangeable Shares, each of MDA and Orbital shall take all necessary steps to amend the Plan of Arrangement and the provisions of the Exchangeable Shares so as to permit the Exchangeable Shares to be redeemed at the option of the holder at any time before the fifth anniversary of the Effective Date and so that the Automatic Redemption Date (as defined in the Plan of Arrangement) will become the fifth anniversary of the Effective Date.

     5.5. Public Announcements. Neither Orbital nor MDA shall, nor shall either permit any of its Subsidiaries to (and each such party shall use all commercially reasonable efforts to cause its affiliates, directors, officers, employees, agents and representatives not to), issue any press release, make any public announcement or public filing or furnish any written statement to its employees or shareholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law, rule or regulation or the applicable requirements of the National Association of Securities Dealers, Inc. with respect to issuers whose securities are quoted on the Nasdaq National Market System, or, in the case of MDA, the applicable requirements of the Toronto Stock Exchange or the Vancouver Stock Exchange (and in any such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement, filing or statement).

     5.6. Notification of Certain Matters. Between the date hereof and the Effective Time, each party shall give prompt notice in writing to the other parties of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (except for changes permitted or contemplated by this Agreement); (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in ARTICLE 6 hereof to be satisfied and; (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

     5.7. Other Limitations on Conduct of Business Prior to the Effective Time. MDA hereby covenants and agrees with Orbital that, prior to the Effective Time: (i) unless the prior written consent of Orbital shall have been obtained and except as otherwise contemplated herein, it shall operate its business, and it shall cause each of its Subsidiaries to operate its business, only in the usual, regular and ordinary course of business consistent with past practices; (ii) use its reasonable efforts to preserve intact its and each of its Subsidiaries' business organization and assets and maintain their rights and franchises;
(iii) not authorize for issuance, issue or obligate itself to issue any shares of its capital stock or any options, warrants or rights, or enter into any other agreements or commitments obligating it to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock, other than the issuance of MDA Common Shares pursuant to MDA Options outstanding on July 31, 1995, to shareholders of EOS in accordance with Section 5.8 or to former shareholders of PSC in the event certain financial performance targets are achieved; and (iv) to take no action that would (a) materially adversely affect the ability of Orbital or MDA to obtain any necessary approvals of any third parties or any governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (b) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

     5.8. Exercise of Call Right. MDA shall, on or before the Shareholder Meeting, exercise its right to call all options to purchase MDA Common Shares granted pursuant to the Agreement dated as of October 31, 1991 between MDA and certain shareholders of EOS named therein, pursuant to Sections 2.2 and 3.2 of such agreement.

     5.9. Access to Information. MDA shall, subject to applicable law, afford Orbital and its accountants, counsel and other representatives reasonable access during the period prior to the Effective Time to (a) all of MDA's and its Subsidiaries' financial statements, properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of MDA and its Subsidiaries, as Orbital may reasonably request. No information or knowledge obtained after the date hereof in any investigation pursuant to this Section 5.9 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement.

     5.10. Post Effective Date Reporting. Orbital shall use its best efforts to release publicly the combined financial results of Orbital and MDA for the first full month for which such results are available not later than thirty days after the end of such month, provided that Orbital shall have the right not to release such financial results, if it determines in its sole discretion that such release would not be in the best interests of Orbital.

     5.11. No Action Request; Registration. Unless the staff of the SEC has confirmed the availability of an exemption from registration under the Securities Act as to the issuance of the Exchangeable Shares and/or the issuance of the Orbital Common Shares in exchange for the Exchangeable Shares in response to the No Action Request or Orbital has received an opinion of counsel reasonably satisfactory to MDA to such effect, then in each case in which no exemption is available, Orbital and Acquisition shall cause such issuance to be registered under the Securities Act, and shall file a Registration Statement covering such issuance with the SEC and use all commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and remain effective (i) in the case of a registration statement covering the issuance of the Exchangeable Shares, through the Effective Date, (ii) in the case of a Registration Statement covering the issuance of the Orbital Common Shares in exchange for the Exchangeable Shares, throughout the period during which the Exchangeable Shares may be exchanged in accordance with the Plan of Arrangement and (iii) in the case of a Registration Statement covering the issuance of the Orbital Common Shares upon exercise of the Replacement Options, throughout the period that the Replacement Options are exercisable. Orbital and Acquisition agree to file any such required Registration Statement as soon as reasonably practicable and, in the case of a registration statement covering the issuance of the Orbital Common Shares, no later than one week after the Proxy Circular is mailed to MDA's shareholders and the holders of the MDA 1988 Options. Orbital and Acquisition shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance of the Exchangeable Shares and the Orbital Common Shares upon exchange of the Exchangeable Shares without registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian Federal, or provincial law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other legal requirement before such shares may be issued and delivered by Acquisition or Orbital to the holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Acquisition or Orbital for purposes of Canadian Federal or provincial securities law or an "affiliate" for purposes of United States Federal or state securities law). Notwithstanding the foregoing, Acquisition shall not be obligated to list the Exchangeable Shares on a stock exchange in Canada if in connection with obtaining a favorable response to the No Action Request, Orbital is advised by the SEC that the listing of such shares will in and of itself preclude the granting of the requested exemptions from registration requested in the No Action Request.

     5.12. Indemnification. Orbital and Acquisition hereby agree that after the Effective Date, (a) the provisions of the Charter Documents of MDA providing for indemnification of directors and officers shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of directors and officers and former directors and former officers who immediately prior to the Effective Date were covered by such provisions, unless such modification is required by law and (b) Orbital and Acquisition shall continue in effect with respect to any claims arising out of conduct prior to the Effective Date, for a period of six years following the Effective Date, director and officer insurance policies providing coverage of substantially the same scope as is maintained by MDA and covering the same persons as are covered by such policies as in effect on March 31, 1995; provided, however, Orbital may amend, repeal or otherwise modify the Charter Documents of MDA and/or terminate such director and officer liability insurance policies if Orbital indemnifies and holds harmless each person covered by the indemnification provisions of MDA's Charter Documents on the Effective Date and MDA's director and officer liability insurance policy as in effect on March 31, 1995 against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by reason of the fact that such person was a director or officer of MDA, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative provided that, such expenses were incurred by such person in connection with such action, suit or proceeding and provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to MDA's best interests and had no reasonable cause to believe his or her conduct was unlawful.

     5.13. Tax Filings. Orbital covenants to cause Acquisition after the Effective Date to agree with each person who was a holder of MDA Common Shares, or the holder of shares of a holding company referred to in Section 2.1.2 hereof, immediately prior to the Effective Time who wishes to do so to jointly make an election under subsection 85(1) or 85(2) of the Income Tax Act (Canada) in the prescribed form in respect of the exchange of the MDA Common Shares or such holder's holding company shares, as the case may be, and to specify therein as the holder's proceeds of disposition and Acquisition's cost of the MDA Common Shares or holding company shares such amount as is determined by the holder , subject to the several limitations of subsection 85(1) or 85(2), as the case may be, of the Income Tax Act (Canada). Acquisition shall complete the election form within 30 days of receipt from such persons of an election form fully completed other than with respect to information relating to Acquisition.

     5.14. Further Assurances. Subject to the terms and conditions herein provided, and subject to its fiduciary obligations under law, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Arrangement and the other transactions contemplated by this Agreement, including without limitation the taking of all reasonable actions necessary to satisfy each condition precedent set forth in ARTICLE 6, to comply promptly with all legal requirements that may be imposed on any of them with respect to the Arrangement or to procure any consent, approval, order or authorization of, or any exemption by, any governmental entity, or other third party, required to be obtained or made in connection with the Arrangement or the taking of any action contemplated thereby or by this Agreement.



                         ARTICLE 6
                    CONDITIONS PRECEDENT

     6.1. Conditions Precedent to MDA's Obligation to Effect the Arrangement. The obligations of MDA to effect the Arrangement and other transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with the Effective Time, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by MDA in writing.

          6.1.1. Representations; Covenants; Certificate. The representations and warranties of Orbital contained in
     ARTICLE 4 hereof (except for clause (i) of the first sentence of Section 4.3 to the extent it refers to the number of issued and outstanding shares of Orbital Common Shares and except that Orbital shall have authorized a newly created class of preferred stock, one share of which shall be issued to the Trustee on the Effective Date pursuant to the Voting Trust Agreement) shall be true in all material respects as of the date of this Agreement and as of the Effective Date with the same effect as though made as of the Effective Time; Orbital shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and Orbital shall have delivered to MDA a certificate, dated the Effective Date and signed by its President or a Vice President, to each such effect.

          6.1.2 Opinion of Counsel for Orbital. MDA shall have received from Ropes & Gray, counsel for Orbital, a legal opinion, dated the Effective Date, with respect to legal matters related to this Agreement and the transactions contemplated hereby and in form and substance reasonably acceptable to MDA.

          6.1.3.  Price of Orbital Stock.  The Average Closing
     Price shall be equal to or greater  than U.S.$12.775.

     6.2. Conditions Precedent to Obligations of Orbital. The obligations of Orbital to effect the Arrangement and the other transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or substantially contemporaneously with the Effective Time, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Orbital in writing:

          6.2.1. Representations; Covenants; Certificate. The representations and warranties of MDA contained in ARTICLE 3 hereof shall be true in all material respects as of the date of this Agreement (except for clause (i) of the first sentence of Section 3.3 to the extent the number of issued and outstanding MDA Common Shares has increased solely because of the exercise of any of the MDA Options and the issuance of MDA Common Shares required by Section 5.8) and the Effective Time with the same effect as though made as of the Effective Time; MDA shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and MDA shall have delivered to Orbital a certificate, dated the Effective Date and signed by its President or a Vice President, to each such effect.

          6.2.2. Opinion of Counsel for MDA. Orbital shall have received from Farris, Vaughan, Wills & Murphy, counsel for MDA, a legal opinion, dated the Effective Date, with respect to legal matters related to this Agreement and the transactions contemplated hereby and in form and substance reasonably acceptable to Orbital.

          6.2.3. MDA Rights Plan. The Board of Directors of MDA shall have waived the provisions of the Amended and Restated Shareholder Protection Rights Plan Agreement, dated as of August 27, 1992 as amended through the date hereof, between MDA and Montreal Trust Company of Canada, pursuant to
     Section 5.1(b) of such agreement, such that the Arrangement and the other transactions contemplated hereby shall be wholly exempt from such agreement.

          6.2.4. Affiliate Agreements. Orbital shall have received executed affiliate agreements (the "Affiliate Agreements") (i) in substantially the form attached as
     Exhibit 6.2.4(a), from each director, the President, the Group Managers and the Controller of MDA, all holders of ten percent or more of the MDA Common Shares issued and outstanding on the date hereof (other than Spar Aerospace Limited) and all entities controlled by any of the foregoing (including without limitation, Ventures West) and (ii) in substantially the form attached as Exhibit 6.2.4(b) from Spar Aerospace Limited (together with those referenced in clause (i), the "Affiliates").

          6.2.5. Employment Agreements. MDA shall have entered into an Employment Agreement and a Change of Control Agreement in substantially the form attached as Exhibit
     6.2.5 with the President, Chairman and each Group Manager of MDA, and copies of such agreements shall have been delivered to Orbital.

          6.2.6. Appraisal Rights. The holders of MDA Common Shares or MDA 1988 Options in the aggregate entitled to receive no more than 10% of the sum of the Orbital Common Shares issuable pursuant to the Plan of Arrangement and the Orbital Common Shares reserved for issuance upon the exercise of Replacement Options shall have dissented and be entitled to be paid the fair value of their shares or options, as the case may be, pursuant to the Plan of Arrangement.

          6.2.7. Pooling of Interests Accounting Treatment. Orbital shall have been advised in writing by KPMG Peat Marwick, its independent public accountants that in their opinion the transactions contemplated herein meet the requirements for pooling-of-interests treatment under U.S. GAAP as set forth in Opinion No. 16, as amended, of the Accounting Principles Board of the American Institute of Certified Public Accountants.

          6.2.8 Required Consents. MDA and Orbital shall have received all necessary consents, waivers or amendments listed by MDA and Orbital in Sections 3.2 and 4.2 of the MDA Disclosure Schedule and Orbital Disclosure Schedule, respectively, as being required (other than the consent of EarthWatch). The representation made by MDA and Orbital in the first sentence of Section 3.2 and 4.2, respectively, hereof construed without reference to any exceptions noted in the MDA or Orbital Disclosure Schedule (other than MDA's failure to obtain the consent of EarthWatch) shall be true and correct.

          6.2.9.  Price of Orbital Stock.  The Average Closing
     Price shall be equal to or less than U.S.$25.00.

     6.3. Conditions Precedent to the Obligations of Each Party. The obligations of the parties to effect the Arrangement and the other transactions contemplated by this Agreement shall be subject to the satisfaction prior to or substantially contemporaneously with the Effective Time of the following additional conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by a writing executed by each of MDA and Orbital:

          6.3.1. Shareholder Approval. The holders of the requisite number, as specified by the Court in its Interim Order, of outstanding shares of MDA Common Shares and the MDA 1988 Options shall have duly approved the Plan of Arrangement and the transactions contemplated thereby and hereby, all in accordance with the requirements of the CBCA and such Interim Order.

          6.3.2. Governmental and Court Approvals. Consents legally required from any governmental authority with respect to the consummation of the Arrangement and the transactions contemplated by this Agreement, including the Final Order shall have been filed, occurred, or been obtained, other than such consents, the failure to obtain which would not have any MDA or Orbital Material Adverse Effect or any material adverse effect on the consummation of the Arrangement.

          6.3.3. No Action Request/Registration Statement. The staff of the SEC shall have confirmed the availability of an exemption from registration to the issuance of the Exchangeable Shares, Orbital Common Shares and Replacement Options pursuant to the Arrangement in response to the No Action Request or Orbital shall have received an opinion of counsel reasonably satisfactory to it and MDA to such effect or a Registration Statement with respect to such issuances shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Circular shall not be at the Effective Time subject to any proceedings commenced or threatened by the SEC or any Canadian or provincial securities authority. Canadian provincial securities regulators in those provinces of Canada considered necessary by Canadian counsel to MDA and Canadian counsel to Orbital shall have granted rulings or orders, satisfactory to both of such counsel acting reasonably, so that the registration and prospectus provisions of applicable Canadian securities laws will not be applicable to any of the issuance of securities contemplated by the Arrangement and such securities (other than the Class B Preferred Shares to be issued to Canadian Imperial Bank of Commerce) will be freely tradable by holders resident in such provinces.

          6.3.4. Injunctions. No temporary restraining order, preliminary or permanent injunction or other order by any Canadian or United States Federal or provincial or state court or governmental body prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed and there shall be no pendent or threatened litigation or other proceeding seeking to prohibit or impose any material limitations on the consummation of such transactions.

          6.3.5. Nasdaq/NMS Listing Approval. Orbital shall have filed with the National Association of Securities
     Dealers, Inc. a notice of listing of additional shares for the Orbital Common Shares issuable pursuant to the Arrangement.


                         ARTICLE 7
                       MISCELLANEOUS

     7.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after adoption and approval of the Arrangement by the shareholders of MDA and the holders of the MDA 1988 Options as herein provided:

     (a)  By the mutual consent of Orbital and MDA;

     (b) By either MDA or Orbital, if (i) there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement contained herein that cannot be or has not been cured within ten days after written notice of such breach to the breaching party or (ii) MDA's shareholders or the holders of the MDA 1988 Options fail to approve the Plan of Arrangement, provided, however such failure is not due to MDA's breach of its covenants contained in Article 5;

     (c) By Orbital, if the Board of Directors of MDA shall have withdrawn or modified in a manner adverse to Orbital its support of the transaction, or shall fail to affirm such support upon the request of Orbital;

     (d) By MDA, if MDA shall have received a bona fide offer to consummate an Acquisition Transaction for consideration per MDA Common Share having a fair market value of at least U.S.$5.95 (based on the currency exchange rate on the date the offer is made);

     (e) By MDA on or before the date on which the Proxy Circular is mailed to MDA shareholders and holders of the MDA 1988 Options, if by such date Teleglobe Mobile Partners ("Teleglobe Mobile") has not committed to increase its investment in ORBCOMM Development Partners, L.P. on substantially the terms reflected in the Master Agreement dated June 30, 1993 between Orbital, Orbital Communications Corporation, Teleglobe, Inc. and Teleglobe Mobile or on such other terms as do not have an Orbital Material Adverse Effect.

     (f) By the Board of Directors of MDA, if the Effective Time shall not have occurred by December 31, 1995 other than as a result of the failure of MDA to satisfy its obligations hereunder.

     (g)  By the Board of Directors of Orbital, if the Effective
Time shall not have occurred by December 31, 1995 other than as a result of the failure of Orbital to satisfy its obligations hereunder.

     (h) By Orbital, if Spar has not executed the voting agreement and affiliate agreements, in substantially the forms attached as Exhibits 7.1(h) and 6.2.4(b), respectively, by September 6, 1995.

In the event of both (i) a termination by EarthWatch, in whole or in part, of its agreement with MDA pursuant to which MDA is to build a portion of EarthWatch's image data archival and processing facility, which termination was solely as a result of the public announcement of MDA's and Orbital's agreement to consummate the Arrangement, and (ii) a termination of this Agreement because of (a) the failure to satisfy the conditions precedent to Closing set forth in Section 6.1.3 or Section 6.2.7, or (b) either party has exercised its right to terminate pursuant to paragraph (f) or (g) of this Section 7.1; then Orbital shall
(x) use all commercially reasonable efforts to notify MDA as soon as practicable at any time Orbital (or any entity that was a Subsidiary of Orbital on July 31, 1995) has determined to solicit third party bids for the construction of satellite ground stations and (y) afford MDA the opportunity to participate in such bidding; provided, however, such actions would not be required if to do so would result in the breach of a currently existing contract or if otherwise prohibited by any applicable rules or regulations, including, but not limited to, rules or regulations governing bidding procedures with respect to Government Contracts and export controls; and provided further that this obligation to provide notice and afford MDA an opportunity to bid shall terminate three years from the earlier of (A) the date of termination of such EarthWatch agreement and
(B) December 31, 1995. In the event of termination and abandonment under this Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any of MDA, Orbital or Acquisition or any of their respective officers and directors; provided, however, that the provisions of the immediately preceding sentence, Section 7.3 and
Section 7.4 hereof shall survive any termination of this Agreement as provided therein and in the event of a termination pursuant to Section 7.1(b)(i) the breaching party shall be liable for all out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby.

     7.2. Amendments and Supplements. At any time before or after approval and adoption of this Agreement and the Plan of Arrangement by the shareholders of MDA and the holders of the MDA 1988 Options and prior to the Effective Time, this Agreement and the Plan of Arrangement may be amended or supplemented (including without limitation, any amendment to the Plan of Arrangement required to be made pursuant to Section 5.4 hereof) by a written instrument signed by MDA, Orbital and approved by their respective Boards of Directors, except that, after the shareholders of MDA and the holders of the MDA 1988 Options shall have approved the Plan of Arrangement, there shall be no amendment that (i) changes the consideration into which the MDA Common Shares or the MDA Options are entitled to be converted upon consummation of the Arrangement as provided in the Plan of Arrangement or (ii) otherwise would require the approval of the shareholders of MDA or the holders of the 1988 MDA Options in accordance with the CBCA.

     7.3. Survival of Representations, Warranties and Agreements. The respective representations, warranties and agreements of MDA, Orbital and Acquisition contained in Articles 3 and 4 hereof and except with respect to Sections 5.10, 5.11
5.12 and 5.13, their respective agreements contained in Article 5 hereof shall expire with, and be terminated by, the consummation of the Arrangement, and neither Orbital nor MDA shall have any liability whatsoever with respect to such representations, warranties or agreements after the Effective Time.

     7.4 Other Payments. MDA covenants and agrees that if MDA terminates this Agreement pursuant to Section 7.1(d) hereof and the transaction that gives rise to such termination is completed, then MDA shall pay to Orbital a fee of $750,000.

     7.5. Expenses. Subject to the provisions of Section 7.1 and 7.4, whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the province of British Columbia without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

     7.7. Notice. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent either by telecopy, hand delivery, or reputable overnight courier, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted and the appropriate answerback is received, (ii) if given by reputable overnight courier, one business day after being delivered to such courier or (iii) if given by any other means, when received at the address specified in this Section.

     To Orbital or Acquisition:

          21700 Atlantic Boulevard
          Dulles, Virginia  20166
          Telecopier:  (703) 406-5572
          Attention:  General Counsel

     With a copy to:

          Ropes & Gray
          One International Place
          Boston, Massachusetts  02110
          Telecopier:  (617) 951-7050
          Attention:  Daniel S. Evans, Esq.

     To MDA:

          13800 Commerce Parkway
          Richmond, British Columbia V6V 2J3
          Canada
          Telecopier:  (604) 273-9830
          Attention:  President

     With a copy to:

          Farris, Vaughan, Wells & Murphy
          26th Floor, 700 West Georgia Street
          Vancouver, British Columbia V7Y 1B3
          Canada
          Telecopier:  (604) 661-9349
          Attention:  Elizabeth J. Harrison, Q.C.

     7.8a. Entire Agreement, Assignability, Etc. This Agreement (including the Schedules and Exhibits attached hereto) and together with the confidentiality agreement dated June 23, 1995 and paragraph 9 of the letter of intent dated July 31, 1995, each entered into by Orbital and MDA, (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the Arrangement, (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and (iii) shall not be assignable by operation of law or otherwise.

     7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


Attest:                            ORBITAL SCIENCES CORPORATION


/s/ Susan Herlick                  By: /s/ Carlton B. Crenshaw
Name:  Susan Herlick                  Name:  Carlton B. Crenshaw
Title:  Assistant Secretary           Title:  Senior Vice President/Finance
                                               and Administration


Attest:                            3173623 CANADA INC.


/s/ Susan Herlick                  By /s/ Carlton B. Crenshaw
Name:  Susan Herlick                  Name: Carlton B. Crenshaw
Title:  Assistant Secretary           Title:   Vice President


Attest:                            MACDONALD, DETTWILER AND
                                     ASSOCIATES LTD.


/s/ Robert B. Wallis               By /s/ Daniel E. Friedmann
Name: Robert B. Wallis                Name: Daniel E. Friedmann
Title:  Secretary                     Title: President and Chief Executive
                                            Officer